                                                FILED PURSUANT TO RULE 424(B)(2)
                                                      REGISTRATION NO. 333-46807


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JULY 22, 1998
                                                                    WALLACE LOGO
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 12, 1998)

                                  $200,000,000

                        WALLACE COMPUTER SERVICES, INC.
                     % SENIOR NOTES DUE
                               ------------------

     The      % Senior Notes due           (the "Notes") are being sold (the
"Offering") by Wallace Computer Services, Inc. ("Wallace" or the "Company").
Interest on the Notes will be payable semi-annually on           and
of each year, commencing           , 1999. The Notes will not be subject to any
sinking fund. The Notes will be unsecured obligations of the Company and will rank pari passu with all current and future unsubordinated, unsecured indebtedness of the Company. See "Description of Notes."

     The Notes will be redeemable, as a whole or in part, at the option of the Company, at any time, or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined
herein) discounted at the Treasury Rate (as defined herein) plus      basis
points, plus accrued interest to the date of redemption. See "Description of Notes -- Optional Redemption."

     The Notes will be represented by global notes ("Global Notes") registered in the name of the nominee of The Depository Trust Company ("DTC" or the "Depository"). Beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by the DTC and its participants. Except as described herein, Notes in definitive form will not be issued. See "Description of Notes."
                               ------------------

   SEE "RISK FACTORS" BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT FOR
     A DISCUSSION OF MATERIAL RISKS RELATING TO AN INVESTMENT IN THE NOTES.
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                      PRICE TO          UNDERWRITING         PROCEEDS TO
                                                      PUBLIC(1)          DISCOUNT(2)         COMPANY(3)
------------------------------------------------------------------------------------------------------------
Per Note                                                  %                   %
------------------------------------------------------------------------------------------------------------
Total                                                     $                   $
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

   (1) Plus accrued interest, if any, from the date of issuance.

   (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

   (3) Before deduction of expenses estimated at $        , which are payable by
       the Company.
                               ------------------

     The Notes are being offered by the Underwriters, subject to prior sale, when, as and if accepted by them and subject to certain conditions and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Global Notes will be made through the book-entry facilities of DTC on or about
          , 1998, against payment therefor in immediately available funds.
                               ------------------
SALOMON SMITH BARNEY
         BANCAMERICA ROBERTSON STEPHENS
                  NATIONSBANC MONTGOMERY SECURITIES LLC

               , 1998

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus Supplement and the accompanying Prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this Prospectus Supplement and the Prospectus that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's and its subsidiaries' business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the risk factors discussed in this Prospectus Supplement and the Prospectus; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company and its subsidiaries; competitive actions by other companies; changes in laws or regulations; successful integration of acquisitions; labor market conditions and raw material costs; and other factors, many of which are beyond the control of the Company and its subsidiaries. Consequently, all of the forward-looking statements made in this Prospectus Supplement and the Prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its subsidiaries or their business or operations.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING PURCHASES OF THE NOTES TO STABILIZE THEIR MARKET PRICE AND PURCHASES OF THE NOTES TO COVER SOME OR ALL OF A SHORT POSITION IN THE NOTES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements included and incorporated by reference in this Prospectus Supplement. Unless otherwise indicated or the context otherwise requires, the terms "Company" and "Wallace" refer to Wallace Computer Services, Inc. and its consolidated subsidiaries.

                                  THE COMPANY

     Wallace manufactures and distributes a wide range of consumable business supplies and information management products, including paper and electronic business forms, office supplies, labels, and commercial and promotional printed materials. Wallace's strategy is to utilize information management tools to offer its products and services through a solutions-based approach aimed at reducing costs, increasing efficiencies and generating value for its customers. Wallace's success has largely been attained through its focus on developing and integrating new technologies into its products and services. Management believes Wallace offers one of the broadest ranges of information management products and services in the industry.

     Over the past four years, Wallace has become recognized in the industry as a leader in total print and integrated supply management. By combining forms, print and office products management, Wallace serves as a single source for all the business supplies used by large organizations. Central to Wallace's integrated services is the Wallace Information Network ("W.I.N."), a comprehensive forms management tool that ties customers into Wallace's corporate information system and centrally organizes and manages a customer's data regarding the manufacture, storage and distribution of printed materials and consumable supplies. Since its introduction in 1993, the W.I.N. system has become recognized in the industry as a benchmark. It continues to be one of the few systems that can bring complete, current data about every order, shipment and item in inventory to the customer's desktop for analysis and decision making. As of April 30, 1998, approximately 370 mid-to-large sized organizations utilized W.I.N. as their central information tool in Wallace's integrated supply management services.

WALLACE PRODUCTS AND SERVICES

     Business Forms. The Company provides stock and custom, paper and electronic products for businesses, government agencies, and for healthcare, not-for-profit and educational institutions. Examples of forms provided by the Company include air freight package forms, monthly billing statements, mortgage applications, healthcare forms, credit card statements and point-of-sale transaction forms. Wallace's value-added services provide substantial benefits to large, paper-intensive organizations which seek ways to increase efficiency and reduce costs. Wallace's success is based on its long-term contract commitments, diverse product offerings, unique services (such as W.I.N.) and extensive distribution network.

     Promotional Printing. Through its COLORFORMS division, the Company produces materials that serve the targeted marketing and direct response markets. Typical products include sweepstakes mailings, credit card offers and on-demand, individual mailings. The Company provides a full-service, quick response, value-added resource to its customers, and supplies national coverage and state-of-the-art imaging capabilities and service options, which are designed to increase promotion response rates and reduce customer costs.

     Commercial Printing. The Company's commercial printing business primarily consists of high-color, high-quality commercial printing and catalogs and directories. Typical products include corporate image materials, promotional literature, product brochures, product documentation literature, retail point-of-sale materials and health care plan directories. By acquiring Post Printing Company in October 1996, Moran Printing Company in July 1997 and Graphic Industries, Inc. ("Graphic") in December 1997, Wallace has significantly expanded its commercial printing capabilities. Wallace's focus is on fulfilling the total print requirements of its targeted customer base, the Fortune 1000. The Company differentiates itself from competitors in the printing industry by utilizing its W.I.N. system capabilities and distribution expertise to provide a fully integrated service for customers.

     Office Products. The Company manufactures office products such as legal pads, computer paper, ink jet printer cartridges, ribbons and ATM and cash register paper rolls. Wallace also offers an extensive selection of brand-name and discount brand office supplies and standardized business forms for the home, school and office markets. Through an arrangement with United Stationers, Wallace acts as a contract stationer to customers, enabling the Company to serve as a full source supplier of office products. Wallace can supply approximately 23,000 office and computer supplies to its customers and can provide nationwide delivery on a next-day basis. Wallace recently entered into a joint marketing arrangement with Boise Cascade Office Products, a subsidiary of Boise Cascade Corporation, whereby each company will introduce the other company to its top 200 customers and allow such company to market its products and services to those customers. Wallace's TOPS group manufactures and sells pad products and stock forms to office products retailers and wholesalers.

     Labels. Wallace is one of the only national suppliers with a full range of label options and integrated services. The Company produces bar-coded shipping labels, consumer product labels, airline bag tags, blank stock labels, electronic article surveillance tags and labeling software, printers and applicators. Wallace produces both electronic data processing ("EDP") labels and prime labels. EDP labels usually include some package specific information, such as bar coding, and are designed to meet the needs of key market segments, including retail, health care, small package delivery, manufacturing and required regulatory compliance. Prime labels are high quality promotional and product identification labels used on items such as shampoo bottles and food packages.

GRAPHIC ACQUISITION

     On December 22, 1997, Wallace completed its acquisition of all of the equity of Graphic for an aggregate price of approximately $315 million. To finance the acquisition and to refinance $142 million in outstanding debt of Graphic, Wallace borrowed $437 million. Graphic, headquartered in Atlanta, Georgia, is the largest sheet-fed commercial printer in the United States (based on number of sheet-fed presses) and manufactures such products as high color marketing literature, annual reports and point-of-sale material, primarily for corporate customers. Graphic will provide Wallace with critical mass in commercial printing, which will allow Wallace to expand its product offerings and geographic coverage. Management expects to continue to service Graphic's established customer base and has begun to offer Graphic's capabilities to Wallace's large, national customers. Management also intends to offer Wallace's products and services to Graphic's existing customer base.

     The Company is incorporated in Delaware. Its executive offices are located at 2275 Cabot Drive, Lisle, Illinois 60532 (telephone number (630) 588-5000).

                                  THE OFFERING

Issuer.....................  Wallace Computer Services, Inc.

Securities Offered.........  $200,000,000 principal amount of      % Senior
                             Notes due           (the "Notes").

Maturity Date..............            ,      .

Interest Rate..............  The Notes will bear interest at the rate of      %
                             per annum, payable semi-annually in arrears.

Interest Payment Dates.....            and           , commencing           ,
                             1999.

Redemption.................  The Notes will be redeemable, as a whole or in part, at the option of the Company, at any time, or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments discounted, on a semiannual basis at the Treasury
                             Rate plus      basis points, plus accrued interest
                             to the date of redemption. See "Description of Notes -- Optional Redemption."

Sinking Fund...............  None.

Ranking....................  The Notes are senior unsecured obligations of the
                             Company, ranking pari passu with all current or future unsubordinated, unsecured indebtedness of the Company, and ranking senior in right of payment to any future subordinated indebtedness of the Company. As of April 30, 1998, the Company had approximately $396 million in senior, unsecured debt under the Credit Facility (as defined herein).

Certain Covenants..........  The Indenture governing the Notes contains certain covenants which impose, among other things, limitations on the ability of the Company to (i) create liens, (ii) enter into sale and leaseback transactions, and (iii) enter into mergers, consolidations or sales of all or substantially all of its assets. See "Description of Notes -- Certain Covenants" and "-- Consolidation, Merger and Sale of Assets."

Use of Proceeds............  To reduce amounts outstanding under the Credit
                             Facility and for general corporate purposes.

                                  RISK FACTORS

     In addition to the other information in this Prospectus Supplement, the following factors should be considered carefully in evaluating an investment in the Notes.

GROWTH THROUGH ACQUISITIONS

     The Company's business strategy includes growth through the acquisition of businesses complementary to the Company's business. The Company has made a number of acquisitions in the past and believes that it has been successful, and will be successful, in integrating the acquired assets and businesses into the Company's operations. There can be no assurance, however, that any acquired assets or business will be successfully integrated into the Company's operations. While the Company evaluates acquisition opportunities on an ongoing basis, it has no current commitments or agreements with respect to any material acquisitions.

COST AND AVAILABILITY OF PAPER

     The cost of paper represents a significant portion of the Company's cost of materials. Increases in paper costs could have a material adverse effect on the Company's results of operations and financial condition. The Company attempts to maintain gross profit margins when paper prices increase by passing paper price increases on to its customers. There can be no assurance, however, that the Company will be able to pass on increases in the cost of paper in the future. The Company's failure to pass on paper price increases in the future could have a material adverse effect on the Company's gross profits.

     Due to the significance of paper in the manufacture of most of the Company's products, the Company is dependent upon the availability of paper. During periods of tight paper supply, many paper producers allocate shipments of paper based on the historical purchase levels of customers. As a result of the Company's large volume paper purchases from several paper producers, the Company generally has not experienced difficulty in obtaining adequate quantities of paper, although occasionally the Company has experienced minor delays in delivery. Although management believes that the Company's large volume paper purchases and strong relationships with vendors will continue to enable the Company to receive adequate supplies of paper in the future, there can be no assurance in this regard.

COMPETITION

     The markets for the Company's products are highly competitive and relatively fragmented, with a large number of competitors. Some of the Company's competitors are larger than the Company and have greater financial, marketing and technical resources. The Company has invested significant resources in computer technology and distribution facilities in an attempt to differentiate itself from certain of its competitors. There can be no assurance that competitors will not take actions, including developing new technologies, products and services, which could adversely affect the Company's sales and operating results.

DEPENDENCE ON KEY PERSONNEL

     The Company's performance depends in large part on the continued service of its key sales and management personnel and on its ability to continue to attract, retain and motivate highly qualified personnel. Competition for such personnel is intense, and the process of locating key personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. There can be no assurance that the Company will be able to attract or retain such personnel in the future, and the inability to do so could have a material adverse effect upon the Company's business, operating results or financial condition.

YEAR 2000

     The Company utilizes computer information systems to internally record and track information, as well as to interact with certain customers, suppliers and other organizations. Management has preliminarily assessed risks and costs related to addressing Year 2000 issues as they pertain to the Company and its information systems. Based upon this assessment, the Company does not believe that the modification of the

Company's systems to address such matters will have a material impact on the Company's financial position or results of operations. However, there are uncertainties relating to addressing Year 2000 issues, including the impact of outside parties appropriately addressing their Year 2000 issues, actual implementation of measures to address Year 2000 issues, and other factors, some of which may be beyond the Company's control, and all of which may cause results to be different than currently anticipated by the Company.

EFFECTIVE SUBORDINATION

     The Company operates a portion of its business through subsidiaries, including substantially all of its commercial printing operations. The Notes will be effectively subordinated to all existing and future indebtedness of the Company's subsidiaries. At April 30, 1998, the aggregate amount of indebtedness of Wallace's subsidiaries to which the holders of the Notes would be effectively subordinated was approximately $19.3 million. Wallace and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the Indenture (as defined herein) and the Credit Facility and certain of such indebtedness may be secured.

     Any right of Wallace to participate in any distribution of the assets of its subsidiaries upon the liquidation, reorganization or insolvency of any such subsidiary (and the consequent right of the holders of the Notes to participate in the distribution of those assets) will be subject to the prior claims of the respective subsidiary's creditors. As a result of the foregoing, holders of the Notes may recover less ratably than other creditors of Wallace's subsidiaries in the event of any liquidation, reorganization or insolvency of Wallace.

ABSENCE OF PUBLIC MARKET

     There is currently no public market for the Notes and there can be no assurance as to the liquidity of any market that may develop for the Notes, the ability of holders to sell the Notes, or the price at which holders would be able to sell the Notes. Future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the Notes has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the Notes, if such market develops, will not be subject to similar disruptions. After the Offering, the Underwriters intend to make a market in the Notes; however, the Underwriters are not obligated to do so and any market making may be discontinued at any time without notice.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering are estimated to be
approximately $     million after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the Offering to reduce amounts outstanding under the Credit Facility (which had a weighted average interest rate per annum of 5.9% at April 30, 1998 and matures on October 31, 2002) and for general corporate purposes. Net proceeds applied to reduce amounts outstanding under the Credit Facility will be available for reborrowing by the Company. See "Description of Credit Facility."

                                 CAPITALIZATION

     The following table sets forth as of April 30, 1998, (i) the consolidated historical capitalization of the Company and (ii) the pro forma, as adjusted capitalization, reflecting the issuance of $200 million of Notes and the application of net proceeds thereof. See "Use of Proceeds." This capitalization table should be read in conjunction with the Company's consolidated financial statements and notes thereto incorporated by reference in the accompanying Prospectus.

                                                                  APRIL 30, 1998
                                                              -----------------------
                                                                ACTUAL      ADJUSTED
                                                                ------      --------
                                                              (DOLLARS IN THOUSANDS)
Notes payable and current maturities of long-term debt......  $   40,861   $   42,661
Long-term debt:
  Credit Facility...........................................     396,000      196,000
  Notes.....................................................          --      200,000
  Other long-term debt......................................      36,907       36,907
                                                              ----------   ----------
     Total long-term debt...................................     432,907      432,907
                                                              ----------   ----------
Stockholders' equity:
  Common stock -- issued shares of 45,764,054 at April 30,
     1998...................................................      45,764       45,764
  Additional capital........................................      36,971       36,971
  Retained earnings.........................................     530,560      530,560
  Treasury stock (at cost) -- 2,339,933 shares at April 30,
     1998...................................................     (70,194)     (70,194)
                                                              ----------   ----------
     Total stockholders' equity.............................     543,101      543,101
                                                              ----------   ----------
     Total capitalization...................................  $1,016,869   $1,018,669
                                                              ==========   ==========

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data for the Company for each of the five years in the period ended July 31, 1997 and for the nine-month periods ended April 30, 1998 and 1997. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in the Company's Annual Report on Form 10-K for the year ended July 31, 1997 and the unaudited consolidated interim financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1998, including the notes thereto, incorporated by reference herein, as well as the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1997. The selected consolidated financial data for the years ended July 31, 1993 through 1997 have been derived from the consolidated financial statements of the Company, audited by Arthur Andersen, LLP, independent certified public accountants. See "Available Information" and "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                                             NINE MONTHS ENDED
                                                    YEAR ENDED JULY 31,                          APRIL 30,
                                   -----------------------------------------------------   ---------------------
                                     1993       1994        1995       1996       1997       1997        1998
                                     ----       ----        ----       ----       ----       ----        ----
                                              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales........................  $545,315   $588,173    $712,838   $862,287   $906,290   $672,038   $  988,117
Total costs and expenses.........   484,428    516,543     627,808    745,365    771,196    569,280      874,656
                                   --------   --------    --------   --------   --------   --------   ----------
Operating income.................    60,887     71,630      85,030    116,922    135,094    102,758      113,461
Net interest expense(income).....    (1,492)    (2,226)     (2,430)    (1,556)       743        276       13,772
                                   --------   --------    --------   --------   --------   --------   ----------
Income before income taxes.......    62,379     73,856      87,460    118,478    134,351    102,482       99,689
Net income.......................  $ 41,170   $ 47,931    $ 55,297   $ 72,999   $ 81,282   $ 62,002   $   59,987
                                   ========   ========    ========   ========   ========   ========   ==========
Basic earnings per share(1)......     $0.92      $1.08       $1.23      $1.60      $1.88      $1.43        $1.39
Diluted earnings per share(1)....                            $1.23      $1.59      $1.86      $1.42        $1.37
BALANCE SHEET DATA (AT END OF
  PERIOD):
Cash and cash equivalents........  $  7,107   $ 17,587    $ 10,815   $ 23,618   $ 14,168   $     --   $   10,789
Total assets.....................   480,722    538,592     592,702    695,850    720,442    676,148    1,258,884
Long-term debt...................    25,210     23,500      25,600     30,600     24,500     23,500      432,907
Stockholders' equity.............   368,146    410,139     456,118    510,443    493,188    478,283      543,101
OTHER DATA:
EBITDA(2)........................  $ 91,152   $104,602    $122,279   $161,912   $184,260   $139,408   $  162,285
Capital expenditures (excluding
  acquisitions)..................    31,818     34,228      51,487     59,506     39,225     30,750       44,240
Ratio of earnings to fixed
  charges........................      20.2x      22.2x       23.4x      31.2x      26.2x      26.7x         6.4x

-------------------------
(1) All per share amounts have been adjusted for the two-for-one stock split effective July 1996.

(2) EBITDA represents income before income taxes plus net interest and depreciation and amortization (excluding amortization of deferred financing costs). While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditures and working capital requirements. In addition, the Company believes that certain investors find EBITDA to be a useful tool for measuring the ability of the Company to service its debt. EBITDA is not necessarily a measure of the Company's ability to fund cash needs.

                   PRO FORMA COMBINED SELECTED FINANCIAL DATA

     The following table sets forth unaudited pro forma combined selected financial data for the year ended July 31, 1997 and for the nine-month periods ended April 30, 1998 and April 30, 1997, giving effect to the acquisition of Graphic by the Company under the purchase method of accounting and reflecting certain assumptions described in the notes to the unaudited pro forma condensed combined financial statements incorporated by reference herein. The pro forma combined selected financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been consummated on the dates indicated, nor is it necessarily indicative of future operating results or financial position. The pro forma combined selected financial data has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial statements, including the notes thereto, incorporated by reference herein from the Company's Current Reports on Form 8-K dated November 18, 1997 (as amended by the Form 8-K/A dated January 16, 1998 and the Form 8-K/A filed April 8, 1998) and June 12, 1998.

                                                                            NINE MONTHS ENDED APRIL 30,
                                                         YEAR ENDED         ----------------------------
                                                        JULY 31, 1997          1997             1998
                                                        -------------          ----             ----
                                                                 (DOLLAR AMOUNTS IN THOUSANDS,
                                                                   EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Net sales.............................................   $1,363,337         $1,017,062       $1,105,559
Total costs and expenses..............................    1,201,673            893,275          987,482
                                                         ----------         ----------       ----------
Operating income......................................      161,664            123,787          118,077
Net interest expense..................................       25,765             18,919           20,581
Income before income taxes............................      135,899            104,868           97,496
Net income............................................   $   82,219         $   62,921       $   58,661
                                                         ==========         ==========       ==========
Basic earnings per share..............................         $1.90             $1.45             $1.36
Diluted earnings per share............................        $1.88               $1.44            $1.34
OTHER DATA:
EBITDA................................................   $  236,533         $  179,753       $  173,522
Capital expenditures..................................       68,112             51,313           57,146
Ratio of earnings to fixed charges....................          4.7x               4.9x             4.6x

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby (referred to elsewhere in the accompanying Prospectus as the "Debt Securities") supplements the description of the general terms and provisions of the Debt Securities set forth elsewhere herein. The Notes will be issued under
an Indenture dated as of August   , 1998 (the "Indenture") between the Company
and Bank of New York, National Association, as Trustee. Reference should be made to the accompanying Prospectus and the Indenture under which the Notes will be issued for the definitions of certain capitalized terms used herein. The description herein of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Indenture, a copy of which will be made available upon request to the Company.

GENERAL

     References to the "Company" in this section, unless the context indicates otherwise, are to Wallace Computer Services, Inc. and its Subsidiaries. The
Notes will mature on                ,      , and will be limited to $200,000,000
in aggregate principal amount. Each Note will bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent interest payment date to which interest has been paid, payable
semi-annually on                and                of each year (each such date
being referred to herein as an "Interest Payment Date"), commencing
               , 1999, to the person in whose name a Note is registered at the
close of business on                or                , as the case may be, next
preceding such Interest Payment Dates. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The Notes will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. However, because the Company conducts a portion of its operations through subsidiaries, the right of the Company, and hence the right of creditors of the Company (including the holders of the Notes), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor of the subsidiary may be recognized.

     The Indenture provision described under "Description of Debt Securities -- Defeasance of Debt Securities and Certain Covenants in Certain Circumstances" in the accompanying Prospectus will be applicable to the Notes. The Indenture does not contain any covenants or other provisions applicable to the Notes which might afford beneficial owners of Notes protection in the event of a recapitalization or highly leveraged transaction, change in credit quality of the Company or other similar occurrence.

     The Notes will not be entitled to any sinking fund.

OPTIONAL REDEMPTION

     The Notes will be redeemable, as a whole or in part, at the option of the Company, at any time or from time to time, on at least 30 days, but not more than 60 days prior notice mailed to the registered address of each holder of Notes, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as
defined below) plus      basis points, plus, in the case of each of clause (i)
and (ii) above, accrued interest to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the fixed rate United States Treasury security selected by an Independent Investment Banker as having a maturity most comparable to the remaining term of the Notes to be redeemed (and which are not callable prior to maturity) that would be utilized, as the time of selection and in accordance with customary financial practices, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the reference Treasury Dealer Quotations for such redemption date, after excluding the highest or lowest of such Reference Treasury Dealer Quotations, or
(B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means any primary U.S. Government securities dealer in New York City that is a nationally recognized investment banking firm.

     "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that if such redemption date is not an interest payment date with respect to such Note, then for purposes of computing Remaining Scheduled Payments, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     On and after the redemption date, interest will cease to accrue on the Notes or any portion thereof called for redemption. On or before the redemption date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds. The Notes will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by the Depository to settle in immediately available funds.

GLOBAL NOTES

     The Company has established a depositary arrangement with the Depository with respect to the Notes, the terms of which are summarized below.

     Upon issuance, all Notes will be represented by Global Notes. The Global Notes representing the Notes will be deposited with, or on behalf of, the Depository and will be registered in the name of the Depository or a nominee of the Depository. No Global Notes may be transferred except as a whole by the Depository to a nominee of such Depository, by a nominee of the Depository to the Depository or to another nominee of the Depository, or by the Depository or such nominee to a successor of the Depository or a nominee of such successor.

     So long as the Depository or its nominee is the registered owner of a Global Note, the Depository or its nominee, as the case may be, will be the sole holder of the Notes represented thereby for all purposes under the Indenture. Except as otherwise provided in this section, the Beneficial Owners (as defined below) of the Global Notes representing the Notes will not be entitled to receive physical delivery of certificated Notes and will not be considered the holders thereof for any purpose under the Indenture, and no Global Note representing the Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depository and, if such Beneficial Owner is not a Participant (as defined below), on the procedures of the Participant through which such Beneficial Owner owns its interest, in order to exercise any rights of a Holder under such Global Note or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note representing the Notes.

     The Global Notes representing the Notes will be exchangeable for certificated Notes of like tenor and terms and of differing authorized denominations aggregating a like principal amount, only if (i) the Depository notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes, (ii) the Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iii) the Company in its sole discretion determines that the Global Notes shall be exchangeable for certificated Notes or (iv) there shall have occurred and be continuing an Event of Default under the Indenture with respect to the Notes. Upon any such exchange, the certificated Notes shall be registered in the names of the Beneficial Owners of the Global Notes representing the Notes, which names shall be provided by the Depository's relevant Participants (as identified by the Depository) to the Trustee.

     The following is based on information furnished by the Depository:

          The Depository will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depository's partnership nominee). Fully registered Global Notes will be issued for the Notes, in the aggregate principal amount of such issue, and will be deposited with the Depository.

          The Depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that its participants ("Participants") deposit with the Depository. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes to Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depository ("Direct Participants") include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depository and its Participants are on file with the Securities and Exchange Commission (the "Commission").

          Purchases of Notes under the Depository's system must be made by or through Direct Participants, which will receive a credit for such Notes on the Depository's records. The ownership interest of each actual purchaser of each Note represented by a Global Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depository of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Global Notes representing the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners.

          Beneficial Owners of the Global Notes representing the Notes will not receive certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Notes is discontinued.

          To facilitate subsequent transfers, all Global Notes representing the Notes which are deposited with, or on behalf of, the Depository are registered in the name of the Depository's nominee, Cede & Co. The deposit of Global Notes with, or on behalf of, the Depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depository has no knowledge of the actual Beneficial Owners of the Global Notes representing the Notes; the Depository's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by the Depository to Direct Participants, by Direct Participants to Indirect Participants, and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither the Depository nor Cede & Co. will consent or vote with respect to the Global Notes representing the Notes. Under its usual procedure, the Depository mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

          Payments of principal, premium, if any, and interest, if any, on the Global Notes representing the Notes will be made to the Depository. The Depository's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depository, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depository is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depository, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

          The Depository may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated Notes are required to be printed and delivered.

          The Company may decide to discontinue use of the system of book-entry transfers through the Depository (or a successor securities depositary). In that event, certificated Notes will be printed and delivered.

     The information in this section concerning the Depository and the Depository's system has been obtained from sources that the Company believes to be reliable, but the Company assumes no responsibility for the accuracy thereof.

     A further description of the Depository's procedures with respect to the Global Notes representing the Notes is set forth in the accompanying Prospectus under "Transfer and Exchange -- Global Debt Securities and Book-Entry System."

CERTAIN COVENANTS

     Under the Indenture, the Company has agreed that it will not engage in certain transactions, as described below.

     Limitation on Secured Indebtedness

     The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any Indebtedness secured by a Lien of any kind upon any Principal

Property of the Company or any Restricted Subsidiary, or upon Capital Stock or evidences of Indebtedness issued by any Restricted Subsidiary (whether such Principal Property, Capital Stock or evidences of Indebtedness are now owned or are hereafter acquired), without making effective provision to secure all of the Notes then outstanding by such Lien, equally and ratably with (or prior to) any and all other Indebtedness thereby secured, so long as such Indebtedness shall be so secured.

     The foregoing restrictions shall not apply, however, to: (a) Liens existing on the date of original issuance of the Notes; (b) Liens affecting property of a corporation or other entity existing at the time it becomes a Restricted Subsidiary of the Company or at the time it is merged into or consolidated with the Company or a Restricted Subsidiary of the Company or at the time of a sale or transfer of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary of the Company; (c) Liens (including Liens arising from sale and leaseback transactions) on property existing at the time of acquisition thereof or incurred to secure payment of all or a part of the purchase price thereof or to secure Indebtedness incurred prior to, at the time of or within 120 days after the acquisition for the purpose of financing all or part of the purchase price thereof; (d) Liens on any property to secure all or part of the cost of alteration, repair or improvement thereon or Indebtedness incurred to provide funds for such purpose in a principal amount not exceeding the cost of such improvements or construction; (e) Liens which secure Indebtedness owing by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company; (f) purchase money security Liens on personal property; (g) Liens (including judgment liens) arising in connection with legal proceedings, taxes, fees, assessments or other governmental charges, so long as such proceedings, taxes, fees, assessments or other governmental charges are being contested in good faith and, in the case of judgment liens, execution thereon is stayed and for which any reserves required in accordance with generally accepted accounting principles have been established; (h) Liens in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; (i) carriers', warehousemen's, mechanics', landlords', materialmens', repairmens' or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 30 days of the commencement thereof and (B) provision for the payment of such Liens has been made on the books of the Company to the extent required by generally accepted accounting principles; (j) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary; and (k) any extension, renewal, replacement or refunding of any Lien referred to in the foregoing clauses (a) through (j); provided, however, that the aggregate principal amount of Indebtedness secured thereby and not otherwise authorized by the foregoing clauses shall not exceed the aggregate principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

     Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may create, incur, issue, assume or guarantee Indebtedness secured by Liens without equally and ratably securing the Outstanding Notes; provided, however, if at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate amount of all Exempted Debt then outstanding does not exceed 15% of the Consolidated Net Assets.

     Limitation on Sale and Leaseback Transactions

     Sale and leaseback transactions by the Company or any Restricted Subsidiary involving any Principal Property are prohibited unless (a) such sale and leaseback transaction occurs within 120 days from the date of acquisition of such Principal Property or the date of the completion of construction or commencement of full operations of such Principal Property, whichever is later, or (b) the Company or such Restricted Subsidiary shall apply, or cause to be applied, to the retirement of its secured Indebtedness within 120 days after the effective date of the sale and leaseback transaction, an amount not less than the greater of (i) the net proceeds of the sale of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so leased. This restriction will not apply to a sale and leaseback transaction involving the taking back of a lease for a period of less than three years.

     Notwithstanding the restrictions described above, the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction, if at the time of such transaction, after giving effect thereto, the aggregate amount of all Exempted Debt then outstanding does not exceed 15% of the Consolidated Net Assets.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to, another Person unless (i) the successor or transferee is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any State or the District of Columbia, and such successor or transferee expressly assumes the Company's obligations on Outstanding Notes under a supplemental indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (iii) if properties or assets of the Company become subject to a mortgage not permitted by the Indenture, the Company or such successor Person, as the case may be, takes such steps as shall be necessary effectively to secure the Notes equally and ratably with (or prior to) all Indebtedness secured thereby, and
(iv) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating compliance with these provisions.

CERTAIN DEFINITIONS

     "Attributable Value" in respect of any sale and leaseback transaction means, as of the time of determination, the total obligation (discounted to present value at the average interest rate of the Notes (weighted in proportion to the aggregate principal amount of the Notes originally issued) and compounded semiannually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such sale and leaseback transaction.

     "Capital Stock" means and includes any and all shares, interests, participations or other equivalents (however designated) of ownership in a corporation or other Person.

     "Consolidated Net Assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, less all current liabilities of the Company and its Restricted Subsidiaries (excluding any Indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower).

     "Exempted Debt" means the sum of the following as of the date of determination: (i) Indebtedness of the Company incurred after the date of the issuance of the Notes not otherwise permitted by the second paragraph under "Limitation on Liens" above and (ii) the Attributable Value of the Company and its Subsidiaries in respect of sale and leaseback transactions entered into after the date of the issuance of the Notes, other than sale and leaseback transactions permitted above by the first paragraph under "Limitation on Sale and Leaseback Transactions" above.

     "Indebtedness" means with respect to a Person (i) all liabilities representing borrowed money or purchase money obligations as shown on the liability side of a balance sheet, (ii) all indebtedness secured by any Lien existing on property owned subject to such Lien, whether or not such secured indebtedness has been assumed and (iii) contingent obligations in respect of, or to purchase or otherwise acquire, any such indebtedness of others described in the foregoing clauses (i) or (ii) above, including guarantees and endorsements (other than for purposes of collection in the ordinary course of business of any such indebtedness).

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien or other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Outstanding Notes" means, subject to certain exceptions, all Notes issued under the Indenture, except those theretofore canceled by the Trustee or delivered to it for cancellation, defeased in accordance with the Indenture, paid in full or in respect of which substitute Notes have been authenticated and delivered by the Trustee.

     "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Principal Property" means any land, manufacturing or printing facility, distribution center, warehouse or office building owned by the Company or any Restricted Subsidiary having a net book value in excess of one percent of Consolidated Net Assets, in each case, at the time of determination, except for
(i) the land and office building owned by the Company and located at 2275 Cabot Drive, Lisle, Illinois (including any additions), (ii) the manufacturing facility, distribution center, warehouse and office facility owned by the Company and located at 1750 Wallace Avenue, St. Charles, Illinois, and (iii) any properties or any portion of any particular property which, individually or in the aggregate at the time of determination, in the good faith opinion of the Board of Directors, is not of material importance to the Company's business.

     "Restricted Subsidiary" means any Subsidiary of the Company as of the date of the Indenture and each Subsidiary thereafter created or acquired, unless expressly excluded by resolution of the Board of Directors of the Company before, or within 120 days following, such creation or acquisition; provided, however, that any Subsidiary which is principally engaged in leasing or in financing installment receivables shall not be a Restricted Subsidiary. Notwithstanding the foregoing, any Subsidiary of the Company to which the Company transfers property, that was a Principal Property as of the date of the Indenture and as of the time of the transfer, will be deemed a Restricted Subsidiary.

     "Subsidiary" of any specified Person means any corporation or other entity (including, without limitation, partnerships, joint ventures and associations) of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation or other entity (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Person, or by one or more Subsidiaries, or by such Person and one or more other Subsidiaries.

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture with respect to the Notes: (a) default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by the Company with the Trustee or with a paying agent prior to the expiration of such period of 30 days); (b) default in the payment of principal of or premium, if any, on any Note when due and payable; (c) default in the performance or breach of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of Debt Securities other than the Notes), which default continues uncured for a period of 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of not less than a 25% in aggregate principal amount of the Outstanding Notes as provided in the Indenture; (d) certain events of bankruptcy, insolvency or reorganization with respect to the Company; or (e)(i) a default occurs under instruments under which there is outstanding, or by which there may be secured or evidenced, any indebtedness of the Company for money borrowed by the Company (other than non-recourse indebtedness) in an aggregate amount exceeding

$25,000,000, which results in acceleration of, or non-payment at maturity (after giving effect to any applicable grace period) of, such indebtedness and (ii) there shall have been a failure to cure such default or to discharge such defaulted indebtedness within 30 days after notice thereof to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of Outstanding Notes; provided, however, that no such Event of Default described in this clause (e) shall exist as long as the Company is contesting any such default or acceleration in good faith and by appropriate proceedings. No Event of Default with respect to the Notes (except as to certain events of bankruptcy, insolvency or reorganization with respect to the Company) necessarily constitutes an Event of Default with respect to any other series of Debt Securities. The occurrence of an Event of Default may constitute an event of default under the Company's credit agreements in existence from time to time. In addition, the occurrence of certain Events of Default or an acceleration under the Indenture may constitute an event of default under certain other indebtedness of the Company outstanding from time to time.

     If an Event of Default with respect to the Notes occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes may, by a notice in writing to the Company (and to the Trustee if given by the Holders), declare to be due and payable immediately the principal amount of and accrued and unpaid interest, if any, on all Notes. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal amount (or such specified amount) of and accrued and unpaid interest, if any, on all Outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Outstanding Notes. At any time after a declaration of acceleration with respect to the Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of 25% in aggregate principal amount of the Outstanding Notes may rescind and annul such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest, if any, on the Notes, (ii) the principal of any Note which has become due otherwise than by such declaration of acceleration and interest thereon, (iii) interest upon any overdue principal and overdue interest, and (iv) all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and (b) all Events of Default, other than the non-payment of accelerated principal, with respect to the Notes have been cured or waived as provided in the Indenture. For information as to waiver of defaults see the discussion set forth below under "-- Modification and Waiver."

     The Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Outstanding Notes, unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. No Holder of any Note will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes and unless also the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Notwithstanding the foregoing, the Holder of any Note will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on such Note on or after the due dates expressed in such Note and to institute suit for the enforcement of any such payment.

     The Indenture requires the Company, within 90 days after the end of each of its fiscal years, to furnish to the Trustee a statement as to compliance with the Indenture. The Indenture provides that the Trustee may withhold notice to the Holders of the Notes of any Default or Event of Default (except in payment on any Notes) with respect to the Notes if it in good faith determines that withholding such notice is in the interest of the Holders of such Notes.

MODIFICATION AND WAIVER

     The Indenture provides that modifications to, and amendments of, the Indenture or any of the Notes issued thereunder may be made by the Company and the Trustee without the consent of the Holders for the following purposes: (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to comply with
Article V (which governs the Company's ability to merge or consolidate with, and to be replaced by, a successor corporation); (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; (iv) to make any change that does not adversely affect the rights of any Holder; (v) to provide for the issuance of and establish the form and terms and conditions of the Notes as permitted by the Indenture; (vi) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Notes and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee; or (vii) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

     Other modifications to, and amendments of, the Indenture or any of the Notes issued thereunder may be made by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the Outstanding Notes to such modifications or amendments. However, no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby: (a) change the amount of the Notes whose Holders must consent to an amendment, supplement or waiver; (b) reduce the rate or extend the time for payment of interest (including default interest) on any Note; (c) reduce the principal of or premium, if any, on, or change the fixed maturity of, any Note or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to the Notes; (d) reduce the principal amount of the Notes payable upon the acceleration of the maturity thereof; (e) waive a default in the payment of the principal of, premium, if any, or interest, if any, on any Note (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then Outstanding Notes and a waiver of the payment default that resulted from such acceleration); (f) make the principal of, or premium, if any, or interest, if any, on any Note payable in currency other than that stated in the Note; (g) make any change to certain provisions of the Indenture relating to, among other things, the right of Holders of the Notes to receive payment of the principal of, premium, if any, and interest, if any, on such Notes and to institute suit for the enforcement of any such payment and to waivers or amendments; or (h) waive a redemption payment with respect to any Note or change any of the provisions with respect to the redemption of any Note.

     The holders of a majority in principal amount of the Outstanding Notes may on behalf of the holders of all Notes waive compliance by the Company with provisions of the Indenture other than certain specified provisions. The Holders of not less than a majority in principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past default under the Indenture with respect to the Notes and its consequences, except a default in the payment of the principal of, premium, if any, or interest, if any, on any Note or in respect of a covenant or provisions which cannot be modified or amended without the consent of the Holder of each Outstanding Note affected (except that the Holders of a majority in principal amount of the Outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration).

THE TRUSTEE

     The Bank of New York is the Trustee under the Indenture.

                         DESCRIPTION OF CREDIT FACILITY

     On October 31, 1997, Wallace entered into a credit agreement with certain lenders ("Lenders"), and Bank of America NT&SA ("BofA") as agent for the lenders for an unsecured credit facility in the aggregate principal amount of $500,000,000 (the "Credit Facility"). At April 30, 1998, $396 million was outstanding under the Credit Facility bearing a weighted average interest rate of 5.9%. The Credit Facility consists of a revolving loan facility under which loans may be borrowed, repaid and reborrowed by Wallace from time to time for the purpose of providing funds to refinance certain indebtedness and to provide working capital and for other general corporate purposes. The Credit Facility matures on October 31, 2002 and has no scheduled amortization.

     Borrowings under the Credit Facility bear interest at a floating rate based upon Wallace's senior unsecured debt rating. In addition, Wallace has a competitive advance option under the Credit Facility which allows it to request uncommitted advances from the Lenders at competitive rates on an auction basis. A facility fee accrues on the total Credit Facility regardless of usage at a rate ranging from 0.075% to 0.15% per annum, depending upon Wallace's senior unsecured debt rating. Wallace also must pay BofA underwriting and administrative fees, reimburse certain expenses and provide certain indemnities, all of which Wallace believes to be customary for commitments of this type.

     The Credit Facility contains certain covenants binding on the Company and its subsidiaries, including without limitation, restrictions and limitations relating to the incurrence of liens, sale of assets, consolidations and mergers, loans and investments, incurrence of indebtedness, transactions with affiliates, use of proceeds, contingent obligations, restricted payments, change in business, accounting changes, permitted securitization and sale-leasebacks. The Credit Facility also contains certain financial covenants, including, but not limited to, a minimum interest coverage ratio and a maximum funded debt to EBITDA ratio.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), among the Company and each of Salomon Brothers Inc, BancAmerica Robertson Stephens and NationsBanc Montgomery Securities LLC (collectively, the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the respective principal amount of the Notes set forth after their names below.

                                                                 PRINCIPAL
                        UNDERWRITER                                AMOUNT
                        -----------                              ---------
Salomon Brothers Inc........................................    $
BancAmerica Robertson Stephens..............................
NationsBanc Montgomery Securities LLC.......................
                                                                ------------
       Total................................................    $200,000,000
                                                                ============

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Notes are subject to certain conditions precedent, that the Underwriting Agreement may be terminated under certain circumstances, and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

     The Company has been advised by the Underwriters that the Underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers
at such price less a concession not in excess of      % of the principal amount
of the Notes. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of      % of the principal amount thereof on sales to
other dealers. After the initial public offering, the public offering price and such concessions may be changed.

     The Company does not intend to apply for listing of the Notes on a national securities exchange. The Company has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes, and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or the trading market for, the Notes.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with the Offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Underwriters may bid for and purchase the Notes in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or dealer for distributing the Notes in the Offering, if the syndicate repurchases previously distributed Notes in the transactions to cover syndicate short positions in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Underwriters and certain of their affiliates and associates may be customers of, have lending relationships with, engage in transactions with, and/or perform services, including investment banking services, for the Company and its affiliates in the ordinary course of business.

                                 LEGAL MATTERS

     Certain legal matters relating to the issuance and sale of the Notes will be passed upon for the Company by Steven L. Carson, Esq., General Counsel to the Company, and by Sidley & Austin, Chicago, Illinois. Mr. Carson is the beneficial owner of approximately 4,180 shares of Common Stock of the Company. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Latham & Watkins, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company as of July 31, 1997 and July 31, 1996 and for the years ended July 31, 1997, July 31, 1996, and July 31, 1995 incorporated by reference in this Prospectus Supplement and elsewhere in the Registration Statement, as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

PROSPECTUS

                                  $300,000,000

                                  WALLACE LOGO

                        WALLACE COMPUTER SERVICES, INC.
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK

     Wallace Computer Services, Inc., a Delaware corporation (the "Company" or "Wallace"), may offer from time to time (i) unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series, (ii) shares of preferred stock, par value $50.00 per share ("Preferred Stock"), in one or more series, or (iii) shares of common stock, par value $1.00 per share ("Common Stock") (the Debt Securities, Preferred Stock and Common Stock are collectively referred to as "Securities"), or any combination of the foregoing, at an aggregate initial public offering price not to exceed $300,000,000 (or the equivalent thereof if Debt Securities are denominated in one or more foreign currencies or foreign currency units), at prices and on terms to be determined at or prior to the time of sale.

     Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (as supplemented by any applicable pricing supplement relating thereto, a "Prospectus Supplement"), together with the terms of the offering of the Securities, the initial public offering price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth, among other matters, the following with respect to the particular Securities: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking, subordination provisions, covenants, authorized denominations, maturity, rate or method of calculation of interest and dates for payment thereof, any conversion, redemption, prepayment or sinking fund provisions, the currency, currencies or currency units in which principal, premium, if any, or interest, if any, is payable and the initial offering price, (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights and (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof.

                           -------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                           -------------------------

     The Company may sell Securities directly to purchasers or through agents designated from time to time by the Company or to or through underwriters or a group of underwriters which may be managed by one or more underwriters. If any agents of the Company or any underwriters are involved in the sale of Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commission or discount will be set forth in the applicable Prospectus Supplement. The net proceeds to the Company from the sale of Securities will be the initial public offering price of such Securities less such discount, in the case of an offering through an underwriter, or the purchase price of such Securities less such commission, in the case of an offering through an agent, and less, in each case, other expenses of the Company associated with the issuance and distribution of such Securities.

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                           -------------------------

                  The date of this Prospectus is May 12, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all information set forth in the Registration Statement and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Securities offered hereby. Such reports, proxy statements, Registration Statement and exhibits and other information omitted from this Prospectus can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Northeast Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at (http://www.sec.gov). The Company files electronically with the Commission. The Company's Common Stock is listed on the New York Stock Exchange, and such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Annual Report of the Company on Form 10-K for the fiscal year ended July 31, 1997 (as amended by the Form 10-K/A dated April 8, 1998), the Quarterly Report of the Company on Form 10-Q for the quarters ended October 31, 1997 and January 31, 1998, the Current Reports of the Company on Form 8-K dated November 18, 1997 (as amended by the Form 8-K/A dated January 16, 1998 and the Form 8-K/A dated April 9, 1998) and January 5, 1998 and the registration statement of the Company on Form 8-A, dated March 14, 1990, are incorporated by reference into this Prospectus. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities contemplated hereby shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     Copies of the above documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) may be obtained upon written or oral request without charge from the Company, 2275 Cabot Drive, Lisle, Illinois 60532 (telephone number (630) 588-5395),
Attention: Investor Relations.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus and the accompanying Prospectus Supplement include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this Prospectus and the Prospectus Supplement that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's and its subsidiaries' business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the special considerations discussed in this Prospectus and the Prospectus Supplement; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company and its subsidiaries; competitive actions by other companies; changes in laws or regulations; successful integration of acquisitions; labor market conditions and raw material costs; and other factors, many of which are beyond the control of the Company and its subsidiaries. Consequently, all of the forward-looking statements made in this Prospectus and the Prospectus Supplement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its subsidiaries or their business or operations.
                            ------------------------

     The following trademarks and service marks of Wallace are mentioned in this Prospectus or the Prospectus Supplement: "Wallace Information Network(TM)," "W.I.N.(TM)," "W.I.N. Direct(TM)," "@W.I.N. Direct(TM)," "StatusNow!(TM)," "Select Services(R)" and "TOPS(R)."

                                  THE COMPANY

     Wallace manufactures and distributes a wide range of consumable business supplies and information management products, including paper and electronic business forms, office supplies, labels, and commercial and promotional printed materials. Wallace's strategy is to utilize information management tools to offer its products and services through a solutions-based approach aimed at reducing costs, increasing efficiencies and generating value for its customers. Wallace's success has largely been attained through its focus on developing and integrating new technologies into its products and services. Management believes Wallace offers one of the broadest ranges of information management products and services in the industry.

     Over the past four years, Wallace has become recognized in the industry as a leader in total print and integrated supply management. By combining forms, print and office products management, Wallace serves as a single source for all the business supplies used by large organizations. Central to Wallace's integrated services is the Wallace Information Network ("W.I.N."), a comprehensive forms management tool that ties customers into Wallace's corporate information system and centrally organizes and manages a customer's data regarding the manufacture, storage and distribution of printed materials and consumable supplies. Since its introduction in 1993, the W.I.N. system has become recognized in the industry as a benchmark. It continues to be one of the few systems that can bring complete, current data about every order, shipment and item in inventory to the customer's desktop for analysis and decision making. As of December 31, 1997, more than 300 mid-to-large sized organizations utilized W.I.N. as their central information tool in Wallace's integrated supply management services.

WALLACE PRODUCTS AND SERVICES

Wallace's principal products and services include:

     Business Forms. The Company provides stock and custom, paper and electronic products for businesses, government agencies, and for healthcare, not-for-profit and educational institutions. Examples of forms provided by the Company include air freight package forms, monthly billing statements, mortgage applications, healthcare forms, credit card statements and point-of-sale transaction forms. Wallace's value-added services provide substantial benefits to large, paper-intensive organizations which seek ways to increase efficiency and reduce costs. Wallace's success is based on its long-term contract commitments, diverse product offerings, unique services (such as W.I.N.) and extensive distribution network.

     Promotional Printing. Through its COLORFORMS division, the Company produces materials that serve the targeted marketing and direct response markets. Typical products include sweepstakes mailings, credit card offers and on-demand, individual mailings. The Company provides a full-service, quick response, value-added resource to its customers, and supplies national coverage and state-of-the-art imaging capabilities and service options, which are designed to increase promotion response rates and reduce customer costs.

     Commercial Printing. The Company's commercial printing business primarily consists of high-color, high-quality commercial printing and catalogs and directories. Typical products include corporate image materials, promotional literature, product brochures, product documentation literature, retail point-of-sale materials and health care plan directories. By acquiring Post Printing Company in the fall of 1996, Moran Printing Company in the summer of 1997 and Graphic Industries, Inc. ("Graphic") in late 1997, Wallace has significantly expanded its commercial printing capabilities. Wallace's focus is on fulfilling the total print requirements of its targeted customer base, the Fortune 1000. The Company differentiates itself from competitors in the printing industry by utilizing its W.I.N. system capabilities and distribution expertise to provide a fully integrated service for customers.

     Office Products. The Company manufactures office products such as legal pads, computer paper, ink jet printer cartridges, ribbons and ATM and cash register paper rolls. Wallace also offers an extensive selection of brand-name and discount brand office supplies and standardized business forms for the home, school and office markets. Through an arrangement with United Stationers, Wallace acts as a contract stationer to customers, enabling the Company to serve as a full source supplier of office products. Wallace can supply approximately 23,000 office and computer supplies to its customers and can provide nationwide delivery on a next-day basis. Wallace recently entered into a joint marketing arrangement with Boise Cascade Office Products whereby each company will introduce the other company to its top 200 customers and allow such company to market its products and services to those customers. Wallace's TOPS group manufactures and sells pad products and stock forms to office products retailers and wholesalers.

     Labels. Wallace is one of the only national suppliers with a full range of label options and integrated services. The Company produces bar-coded shipping labels, consumer product labels, airline bag tags, blank stock labels, electronic article surveillance tags and labeling software, printers and applicators. Wallace produces both electronic data processing ("EDP") labels and prime labels. EDP labels usually include some package specific information, such as bar coding, and are designed to meet the needs of key market segments, including retail, health care, small package delivery, manufacturing and required regulatory compliance. Prime labels are high quality promotional and product identification labels used on items such as shampoo bottles and food packages.

RECENT DEVELOPMENTS

     On December 22, 1997, Wallace completed its acquisition of all of the equity of Graphic for an aggregate price of approximately $315 million. To finance the acquisition and to refinance $142 million in outstanding debt of Graphic, Wallace borrowed $437 million under its $500 million senior unsecured credit facility. Graphic, headquartered in Atlanta, Georgia, is the largest sheet-fed commercial printer in the United States (based on number of sheet-fed presses) and manufactures such products as high color marketing literature, annual reports and point-of-sale material, primarily for corporate customers. Graphic will provide Wallace with critical mass in commercial printing, which will allow Wallace to expand its product offerings and geographic coverage. Management expects to continue to service Graphic's established customer base and has begun to offer Graphic's capabilities to Wallace's large, national customers. Management also intends to offer Wallace's products and services to Graphic's existing customer base.

     The Company is incorporated in Delaware. Its executive offices are located at 2275 Cabot Drive, Lisle, Illinois 60532 (telephone number (630) 588-5000).

                                USE OF PROCEEDS

     Except as set forth in the Prospectus Supplement for a specific offering of Securities, the net proceeds from the sale of the Securities will be applied by the Company for general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges for the Company and its consolidated subsidiaries for the periods indicated. The Company to date has not issued Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios of earnings to fixed charges set forth below.

                                                                                             SIX MONTHS ENDED
                                                  YEAR ENDED JULY 31,                           JANUARY 31,
                                 -----------------------------------------------------       -----------------
                                 1997        1996        1995        1994        1993        1998        1997
                                 ----        ----        ----        ----        ----        ----        ----
Ratio of earnings to fixed
  charges......................  26.2x       31.2x       23.4x       22.2x       20.2x        8.0x       29.7x

     The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated subsidiaries. "Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense and an estimated amount of rental expense that is deemed to be representative of the interest factor.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities offered hereby are to be issued under an indenture (the "Indenture") to be executed by the Company and The Bank of New York, as trustee (the "Trustee"). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Section references used in this Prospectus refer to sections of the Indenture.

     The following statements relating to the Debt Securities and the Indenture are summaries and do not purport to be complete, and are subject to and are qualified in their entirety by reference to all the provisions of the Indenture. Certain other specific terms of any series of Debt Securities will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

GENERAL

     The terms of each series of Debt Securities will be established by or pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an officer's certificate or by a supplemental indenture. (Indenture Section 2.2) The particular terms of each series of Debt Securities will be described in a Prospectus Supplement relating to such series (including any pricing supplement thereto).

     The Debt Securities that may be offered under the Indenture are not limited in aggregate principal amount. The Debt Securities may be issued in one or more series with the same or various maturities, at par, at a premium, or at a discount. The applicable Prospectus Supplement (including any pricing supplement thereto) will set forth the initial offering price, the aggregate principal amount and the following terms of the Debt Securities in respect of which this Prospectus is delivered: (1) the title of such Debt Securities; (2) any subordination provisions pertaining to such Debt Securities; (3) the price or prices (expressed as a percentage of the principal amount thereof) at which the Debt Securities will be issued; (4) any limit on the aggregate principal amount of such Debt Securities; (5) the date or dates on which principal on such Debt Securities will be payable; (6) the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which such Debt Securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date; (7) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (8) the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at the option of the Company;
(9) the obligation, if any, of the Company to redeem or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof; (10) the dates, if any, on which and the price or prices at which the Debt Securities will be repurchased by the Company at the option of the Holders thereof and other detailed terms and provisions of such repurchase obligations; (11) the denominations in which such Debt Securities may be issuable, if other than denominations of $1,000 and any integral multiple thereof; (12) whether the Debt Securities are to be issuable in the form of Certificated Debt Securities (as defined below) or Global Debt Securities (as defined below); (13) the portion of principal amount of such Debt Securities that shall be payable upon declaration of acceleration of the maturity date thereof, if other than the principal amount thereof; (14) the currency of denomination of such Debt Securities; (15) the designation of the currency, currencies or currency units in which payment of principal of, premium, if any, and interest, if any, on such Debt Securities will be made; (16) if payments of principal of, premium, if any, or interest, if any, on the Debt Securities are to be made in one or more currencies or currency units other than that or those in which such Debt Securities are denominated, the manner in which the exchange rate with respect to such payments will be determined; (17) the manner in which the amounts of payment of principal of, premium, if any, or interest, if any, on such Debt Securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies other than that in which the Debt Securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index; (18) the provisions, if any, relating to any security provided for such Debt Securities; (19) any addition to or change in the Events of Default described herein or in the Indenture with respect to such Debt Securities and any change in the acceleration provisions described herein or in the Indenture with respect to such Debt Securities; (20) any addition to or change in the covenants described in the Indenture with respect to such Debt Securities; (21) any other terms of such Debt Securities, which may modify or delete any provision of the Indenture insofar as it applies to such series; and (22) any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the Debt Securities. (Indenture Section 2.2).

     Debt Securities may be issued that provide for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture ("Discount Securities"). Federal income tax considerations and other special considerations applicable to any such Discount Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, premium, if any, or interest, if any, on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement.

TRANSFER AND EXCHANGE

     Each Debt Security will be represented by either one or more global securities (a "Global Debt Security") registered in the name of The Depository Trust Company, as depository (the "Depository"), or a nominee of the Depository (each such Debt Security represented by a Global Debt Security being herein referred to as a "Book-Entry Debt Security"), or a certificate issued in definitive registered form (a "Certificated Debt Security"), as set forth in the applicable Prospectus Supplement. Except as set forth under "-- Global Debt Securities and Book-Entry System" below, Book-Entry Debt Securities will not be issuable in certificated form. The information in this section concerning the Depository and its book-entry system and procedures has been obtained from sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy of the information in this section.

     Certificated Debt Securities. Certificated Debt Securities may be transferred or exchanged at the Trustee's office or paying agencies in accordance with the terms of the Indenture. No service charge will be made for any transfer or exchange of Certificated Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     The transfer of Certificated Debt Securities and the right to receive the principal of, premium, if any, and interest, if any, on such Certificated Debt Securities may be effected only by surrender of the certificate representing such Certificated Debt Securities and either reissuance by the Company or the Trustee of such certificate to the new Holder or the issuance by the Company or the Trustee of a new certificate to the new Holder.

     Global Debt Securities and Book-Entry System. Each Global Debt Security representing Book-Entry Debt Securities will be deposited with, or on behalf of, the Depository, and registered in the name of the Depository or a nominee of the Depository. Except as set forth below, Book-Entry Debt Securities will not be exchangeable for Certificated Debt Securities and will not otherwise be issuable as Certificated Debt Securities.

     The Depository is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities for its participating organizations ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movements of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the Depository's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The procedures that the Depository has indicated it intends to follow with respect to Book-Entry Debt Securities are set forth below.

     Ownership of beneficial interests in Book-Entry Debt Securities will be limited to participants or persons that may hold interests through participants. Upon the issuance of a Global Debt Security, the Depository will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Book-Entry Debt Securities represented by such Global Debt Security beneficially owned by such participants. The accounts to be credited shall be designated by participants participating in the distribution of such Book-Entry Debt Securities. Ownership of Book-Entry Debt Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository for the related Global Debt Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in Book-Entry Debt Securities.

     So long as the Depository for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Except as set forth below, beneficial owners of Book-Entry Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing such securities and will not be considered the owners or Holders thereof under the Indenture. Accordingly, each person beneficially owning Book-Entry Debt Securities must rely on the procedures of the Depository for the related Global Debt Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture.

     The Company understands, however, that under existing industry practice, the Depository will authorize the persons on whose behalf it holds a Global Debt Security to exercise certain rights of Holders of Debt Securities, and the Indenture provides that the Company, the Trustee and their respective agents will treat as the Holder of a Debt Security the persons specified in a written statement of the Depository with respect to such Global Debt Security for purposes of obtaining any consents or directions required to be given by Holders of the Debt Securities pursuant to the Indenture. (Indenture Section 2.14.6)

     Payments of principal of, premium, if any, and interest, if any, on Book-Entry Debt Securities will be made to the Depository or its nominee, as the case may be, as the registered Holder of the related Global Debt Security. (Indenture Section 2.14.5) None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. However, the Trustee may maintain physical possession of such Global Debt Security on behalf of the Depository or its nominee pursuant to an agreement between the Trustee and the Depository.

     If the Depository is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Exchange Act, and a successor Depository registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue Certificated Debt Securities in exchange for each Global Debt Security. In addition, the Company may at any time and in its sole discretion determine not to have the Book-Entry Debt Securities of any series represented by one or more Global Debt Securities and, in such event, will issue Certificated Debt Securities in exchange for the Global Debt Securities of such series. Global Debt Securities will also be exchangeable by the Holders for Certificated Debt Securities if an Event of Default with respect to the Book-Entry Debt Securities represented by such Global Debt Securities has occurred and is continuing. Any Certificated Debt Securities issued in exchange for a Global Debt Security will be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depository from participants with respect to ownership of Book-Entry Debt Securities relating to such Global Debt Security.

NO PROTECTION IN THE EVENT OF A CHANGE OF CONTROL

     Unless otherwise set forth in the applicable Prospectus Supplement, the Debt Securities will not contain any provisions which may afford Holders of the Debt Securities protection in the event of a change in control of the Company or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control of the Company) which could adversely affect Holders of Debt Securities.

COVENANTS

     The applicable Prospectus Supplement will set forth any restrictive covenants applicable with respect to any issue of Debt Securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, any Person (a "successor Person") unless (i) the Company is the surviving corporation or the successor Person (if other than the Company) is a corporation, partnership, trust or other entity organized and existing under the laws of any United States domestic jurisdiction and expressly assumes the Company's obligations on the Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default shall have occurred and be continuing under the Indenture and (iii) certain other conditions are met. (Indenture Section 5.1)

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture with respect to Debt Securities of any series: (a) default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by the Company with the Trustee or with a paying agent prior to the expiration of such period of 30 days); (b) default in the payment of principal of or premium, if any, on any Debt Security of that series when due and payable;
(c) default in the deposit of any sinking fund payment, when and as due in respect of any Debt Security of that series; (d) default in the performance or breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of Debt Securities other than that series), which default continues uncured for a period of 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than a majority in principal amount of the outstanding Debt Securities of that series as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization with respect to the Company; and (f) any other Event of Default provided with respect to Debt Securities of that series that is described in the applicable Prospectus Supplement. No Event of Default with respect to a particular series of Debt Securities (except as to certain events of bankruptcy, insolvency or reorganization with respect to the Company) necessarily constitutes an Event of Default with respect to any other series of Debt Securities. (Indenture Section 6.1). The occurrence of an Event of Default may constitute an event of default under the Company's credit agreements in existence from time to time. In addition, the occurrence of certain Events of Default or an acceleration under the Indenture may constitute an event of default under certain other indebtedness of the Company outstanding from time to time.

     Unless otherwise specified in the applicable Prospectus Supplement, if an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than a majority in principal amount of the outstanding Debt Securities of that series may, by a notice in writing to the Company (and to the Trustee if given by the Holders), declare to be due and payable immediately the principal amount (or, if the Debt Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all Debt Securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal amount (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding Debt Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of outstanding Debt Securities. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of that series may rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to Debt Securities of that series, have been cured or waived as provided in the Indenture. (Indenture Section 6.2) For information as to waiver of defaults see the discussion set forth below under "-- Modification and Waiver." Reference is made to the applicable Prospectus Supplement (i) relating to any series of Debt Securities that are Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Discount Securities upon the occurrence of an Event of Default, or (ii) relating to any series of Debt Securities that are designated as subordinated debt for the particular provisions relating to acceleration of a portion of the principal amount of such subordinated Debt Securities upon the occurrence of an Event of Default.

     The Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of outstanding Debt Securities, unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. (Indenture Section 7.1(e)) Subject to certain rights of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Indenture
Section 6.12)

     No Holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the Holders of not less than a majority in principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Indenture Section 6.7) Notwithstanding the foregoing, the Holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Indenture Section 6.8)

     The Indenture requires the Company, within 90 days after the end of each of its fiscal years, to furnish to the Trustee a statement as to compliance with the Indenture. (Indenture Section 4.3) The Indenture provides that the Trustee may withhold notice to the Holders of Debt Securities of any series of any Default or Event of Default (except in payment on any Debt Securities of such series) with respect to Debt Securities of such series if it in good faith determines that withholding such notice is in the interest of the Holders of such Debt Securities. (Indenture Section 7.5)

MODIFICATION AND WAIVER

     The Indenture provides that modifications to, and amendments of, the Indenture or any series of Debt Securities issued thereunder may be made by the Company and the Trustee without the consent of the Holders for the following purposes: (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to comply with Article V (which governs the Company's ability to merge or consolidate with, and to be replaced by, a successor corporation); (iii) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of any Holder; (v) to provide for the issuance of and establish the form and terms and conditions of Debt Securities of any series as permitted by the Indenture; (vi) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee; or (vii) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. (Indenture
Section 9.1)

     Other modifications to, and amendments of, the Indenture or any series of Debt Securities issued thereunder may be made by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Debt Securities of each series affected by such modifications or amendments. However, no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby: (a) change the amount of Debt Securities whose Holders must consent to an amendment, supplement or waiver; (b) reduce the rate of or extend the time for payment of interest (including default interest) on any Debt Security; (c) reduce the principal of or premium, if any, on, or change the fixed maturity of, any Debt Security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of Debt Securities; (d) reduce the principal amount of Discount Securities payable upon acceleration of the maturity thereof; (e) waive a default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security (except a rescission of acceleration of the Debt Securities of any series by the Holders of at least a majority in aggregate principal amount of the then outstanding Debt Securities of such series and a waiver of the payment default that resulted from such acceleration); (f) make the principal of, or premium, if any, or interest, if any, on any Debt Security payable in currency other than that stated in the Debt Security; (g) make any change to certain provisions of the Indenture relating to, among other things, the right of Holders of Debt Securities to receive payment of the principal of, premium, if any, and interest, if any, on such Debt Securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or (h) waive a redemption payment with respect to any Debt Security or change any of the provisions with respect to the redemption of any Debt Security. (Indenture Section 9.3)

     The Holders of at least a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with provisions of the Indenture other than certain specified provisions. (Indenture Section 9.2) The Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of such series waive any past default under the Indenture with respect to such series and its consequences, except a default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected (except that the Holders of a majority in principal amount of the outstanding Debt Securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). (Indenture
Section 6.13)

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

     Satisfaction and Discharge of Indenture. The Indenture provides that, upon satisfaction by the Company of certain conditions, the terms of the Indenture will cease to be of further effect (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies, to compensate and indemnify the Trustee and certain provisions relating to the treatment of funds held by paying agents) in the event that either (i) all Debt Securities theretofore authenticated and delivered under the Indenture (other than Debt Securities that have been destroyed, lost or stolen and that have been replaced or paid) have been delivered to the Trustee for cancellation; or (ii) all Debt Securities issued under the Indenture not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their stated maturity within one year, (c) are to be called for redemption within one year under arrangements satisfactory to the Trustee, at the expense of the Company, or (d) are deemed paid and discharged pursuant to the provisions of the Indenture described under "-- Legal Defeasance," below. The Company must, in order to be discharged from its obligations under the Indenture as a result of events described in the preceding sentence, (1) deposit or cause to be deposited with the Trustee trust funds in an amount sufficient for the purpose of paying and discharging the entire indebtedness on such Debt Securities not theretofore delivered to the Trustee for cancellation, for principal and interest to the date of such deposit (in the case of Debt Securities which have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be; (2) have paid or caused to be paid all other sums payable by the Company under the Indenture; and (3) delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. (Indenture Section 8.1)

     Legal Defeasance. The Indenture provides that, unless otherwise provided by the terms of the applicable series of Debt Securities, the Company may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) upon the deposit with the Trustee, in trust, of money and/or United States Government Obligations or, in the case of Debt Securities denominated in a single currency other than United States Dollars, Foreign Government Obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may occur only if, among other things, the Company shall have delivered to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Indenture Section 8.3)

     Defeasance of Certain Covenants. The Indenture provides that, unless otherwise provided by the terms of the applicable series of Debt Securities, upon compliance with certain conditions, (i) the Company may omit to comply with the covenants described above under "-- Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the Indenture and any other covenants applicable to such Debt Securities, as well as any additional covenants which may be set forth in the applicable Prospectus Supplement, and
(ii) any omission to comply with such covenants will not constitute a Default or an Event of Default with respect to, and certain Events of Default will be inapplicable to, the Debt Securities of such series ("covenant defeasance"). The conditions include: the deposit with the Trustee of money and/or United States Government Obligations or, in the case of Debt Securities denominated in a single currency other than United States Dollars, Foreign Government Obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities; and the delivery to the Trustee of an opinion of counsel to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and related covenant defeasance had not occurred. (Indenture Section 8.4)

     Covenant Defeasance and Events of Default. In the event the Company exercises its option to effect covenant defeasance with respect to any series of Debt Securities and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or

United States Government Obligations or Foreign Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

     "Foreign Government Obligations" means, with respect to Debt Securities of any series that are denominated in a currency other than United States Dollars,
(i) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by or acting as an agency or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which, in either case under clauses (i) or (ii), are not callable or redeemable at the option of the issuer thereof.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Indenture Section 10.10)

                         DESCRIPTION OF PREFERRED STOCK

     Under the Company's Restated Certificate of Incorporation, as amended ("Certificate of Incorporation"), the Company may issue, in one or more classes or series, up to 500,000 shares of its Preferred Stock, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as shall be designated in resolutions adopted by the Board of Directors or a duly authorized committee thereof. No shares of Preferred Stock are currently outstanding, but 250,000 shares of Preferred Stock are reserved for issuance in connection with the Series A Rights described under "Description of Common Stock -- Certain Provisions of the Certificate of Incorporation, By-laws and Rights Agreement." The Preferred Stock, if and when issued, will be fully paid and nonassessable and holders thereof will have no preemptive rights.

     The specific terms of any Preferred Stock being offered (the "Offered Preferred Stock") will be described in the Prospectus Supplement relating to such Offered Preferred Stock. The following summaries of certain provisions of the Preferred Stock are subject to, and are qualified in their entirety by reference to, the Certificate of Incorporation and the Certificate of Designation relating to the particular class or series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the Offered Preferred Stock offered thereby for specific terms, including:

 (1) The designation of such Offered Preferred Stock.

 (2) The number of shares of such Offered Preferred Stock offered, the liquidation preference per share and the initial offering price of such Offered Preferred Stock.

 (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Offered Preferred Stock.

 (4) The date from which dividends on such Offered Preferred Stock shall accumulate, if applicable.

 (5) The procedures for any auction and remarketing, if any, of such Offered Preferred Stock.

 (6) The provision of a sinking fund, if any, for such Offered Preferred Stock.

 (7) The provision for redemption, if applicable, of such Offered Preferred
     Stock.

 (8) Any listing of such Offered Preferred Stock on any securities exchange.

 (9) The terms and conditions, if applicable, upon which such Offered Preferred Stock will be convertible into or exchangeable for Common Stock, and whether at the option of the holder thereof or the Company.

(10) Whether such Offered Preferred Stock will rank senior or junior to or on a parity with any other class or series of Offered Preferred Stock.

(11) The voting rights, if any, of such Offered Preferred Stock.

(12) Any other specific terms, preferences, rights, limitations or restrictions of such Offered Preferred Stock.

(13) A discussion of Federal income tax considerations applicable to such Offered Preferred Stock.

     Subject to the Certificate of Incorporation and to any limitations contained in then outstanding Preferred Stock, the Company may issue additional classes or series of Preferred Stock, at any time or from time to time, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as the Board of Directors or any duly authorized committee thereof shall determine, all without further action of the stockholders, including holders of then outstanding Preferred Stock, of the Company.

                          DESCRIPTION OF COMMON STOCK

     The Company's Certificate of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock, par value $1.00 per share. As of January 31, 1998, there were approximately 43,409,000 shares of Common Stock outstanding. The outstanding shares of Common Stock are validly issued, fully paid and non-assessable, and the shares of Common Stock offered pursuant to this Prospectus and a related Prospectus Supplement, when issued and sold as contemplated herein and therein, will be validly issued, fully paid and non-assessable.

     The following summary description of the Common Stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Certificate of Incorporation, and to Delaware corporate law.

GENERAL

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock and certain covenants contained in documents governing debt of the Company which may limit the Company's ability to declare or pay dividends. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BY-LAWS AND RIGHTS AGREEMENT

     Certain provisions of the Certificate of Incorporation and By-laws of the Company and the Rights Agreement dated as of March 14, 1990 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent, summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     The Certificate of Incorporation or By-laws provide generally (i) that there shall be three classes of directors serving staggered terms; (ii) that directors can be removed from office only by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in an election of directors, voting together as a single class;
(iii) that vacancies on the Board of Directors may be filled only by the remaining directors and not by the stockholders; (iv) that the Board of Directors may adopt, amend or repeal the By-laws of the Company; and (v) for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors at annual meetings of stockholders. In general, notice of intent to nominate a director at an annual meeting must be received by the Company not less than 90 days prior to the annual meeting and must contain certain information concerning the person to be nominated and the stockholder submitting the proposal. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting of stockholders, and stockholder action by written consent in lieu of a meeting is prohibited. The affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal, or adopt any provision inconsistent with, this provision. In addition, special meetings of stockholders may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

     Article Ninth of the Certificate of Incorporation of the Company provides that any merger or other business combination between the Company and an interested stockholder (a holder of at least 20% of the outstanding Common Stock) must be approved by the holders of 80% of the outstanding shares of Common Stock unless the price paid for shares of Common Stock in the merger or business combination equals or exceeds the higher of (a) the highest price paid by the interested stockholder for any of its shares of Common Stock, (b) the fair market value of the shares of Common Stock prior to the first public announcement of the merger or business combination and (c) the fair market value of the shares of Common Stock on the date the interested stockholder became an interested stockholder. The merger or business combination must also meet certain form of consideration and procedural requirements. The 80% requirement is not applicable if the merger or business combination is approved by the disinterested directors of the Company.

     Each share of Common Stock has associated with it one preferred share purchase right (the "Series A Right") permitting the holder to purchase one two-hundredth of a share of the Company's Series A Preferred Stock at an exercise price of $115 per share, subject to certain adjustments. The terms of the Series A Rights are set forth in the Rights Agreement. The Series A Rights are not exercisable and are transferable only with the related Common Stock certificates. The Series A Rights become exercisable and separately transferable ten days following a public announcement that a person or group of affiliated or associated persons has become the beneficial owner of 20% or more of the outstanding shares of Common Stock or, if earlier, ten business days (or such other day as the Board of Directors of the Company may determine) following the commencement of a tender or exchange offer that would result in a person or group becoming the beneficial owner of 20% or more of the outstanding shares of Common Stock. Thereafter, the Series A Rights will trade separately from the Common Stock. After the Series A Rights become exercisable, if (i) a person becomes the beneficial owner of 20% or more of the then outstanding shares of Common Stock, or (ii) the Company is the surviving corporation in a merger or other business combination with the acquiring person, an acquiring person engages in one or more self-dealing transactions involving the Company or a reclassification of stock or other transaction occurs that results in the increase of 1% or more in the percentage of any class of equity securities of the Company that is owned by any acquiring person, each holder of a Right (other than the acquiring person or group) will have the right to receive, upon exercise of such Right, shares of Common Stock, or, in certain circumstances, cash, property or other securities with a value equal to two times the Series A Right's then-current exercise price. In addition, after the acquisition of 20% or more of the outstanding shares of Common Stock by an acquiring person or group, in the event that (i) the Company is acquired in a merger or other business combination, or (ii) 50% or more of the assets or earnings power of the Company is sold or otherwise transferred, each holder of a Right (other than the acquiring person or group) will have the right to receive, upon exercise of such Right, shares of common stock of the acquirer then having a current market value equal to two times the Series A Right's then-current exercise price. At any time after the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding shares of Common Stock of the Company and before the acquisition by a person or group of beneficial ownership of 50% or more of the outstanding shares of Common Stock of the Company, the Board of Directors may exchange the Series A Rights (other than the Series A Rights of such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Series A Right, subject to adjustment. Under certain circumstances, the Series A Rights may be redeemed at a price of $.01 per Series A Right. The Series A Rights will expire on March 31, 2000, unless earlier redeemed by the Company. The Rights Agreement generally provides that a Series A Right will be issued in connection with each share of Common Stock (i) issued prior to the earliest of the Distribution Date (as defined in the Rights Agreement) or the redemption, exchange or expiration of the Series A Rights or
(ii) issued at certain other times pursuant to certain options, warrants or convertible securities.

     The foregoing summary is qualified in its entirety by reference to the provisions of the Certificate of Incorporation, Bylaws and Rights Agreement.

STATUTORY PROVISIONS

     The Company is subject to Section 203 of the Delaware General Corporation Law ("DGCL"). Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15 percent or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10 percent of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares;
(ii) the interested stockholder acquired at least 85 percent of the voting stock of the corporation in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or by-laws, may choose not to be governed by Section 203 of the DGCL in which case such election becomes effective one year after its adoption.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Boston EquiServe, L.P.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities in and/or outside the United States:
(i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Securities being offered (the "Offered Securities") will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Securities and net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. The underwriter or underwriters with respect to a particular underwritten series of Offered Securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the Offered Securities if any are purchased.

     If dealers are utilized in the sale of Offered Securities in respect of which this Prospectus is delivered, and if so specified in the applicable Prospectus Supplement, the Company will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable Prospectus Supplement.

     Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement.

     Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, the Company in the ordinary course of business.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Steven L. Carson, Esq., General Counsel of the Company. Mr. Carson is the beneficial owner of 1,180 shares of Common Stock of the Company. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company as of July 31, 1997 and July 31, 1996 and for each of the three years in the period ended July 31, 1997, as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of such auditors pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Graphic appearing in the Company's Current Report on Form 8-K/A dated January 16, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

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     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE NOTES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE NOTES IN ANY JURISDICTION TO ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT SINCE THE DATE AS OF WHICH SUCH INFORMATION IS GIVEN.

                               ------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
PROSPECTUS SUPPLEMENT
Forward-Looking Statements...........   S-2
Summary..............................   S-3
Risk Factors.........................   S-6
Use of Proceeds......................   S-8
Capitalization.......................   S-8
Summary Consolidated Financial
  Data...............................   S-9
Pro Forma Combined Selected Financial
  Data...............................  S-10
Description of Notes.................  S-11
Description of Credit Facility.......  S-19
Underwriting.........................  S-21
Legal Matters........................  S-22
Experts..............................  S-22
PROSPECTUS
Available Information................     2
Incorporation of Certain Documents by
  Reference..........................     2
Forward-Looking Statements...........     2
The Company..........................     4
Use of Proceeds......................     5
Ratios of Earnings to Fixed
  Charges............................     5
Description of Debt Securities.......     6
Description of Preferred Stock.......    13
Description of Common Stock..........    14
Plan of Distribution.................    16
Legal Matters........................    17
Experts..............................    17

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                                  $200,000,000

                        WALLACE COMPUTER SERVICES, INC.

                     % SENIOR NOTES DUE

                                  WALLACE LOGO
                                  ------------

                             PROSPECTUS SUPPLEMENT
                                           , 1998

                                  ------------
                              SALOMON SMITH BARNEY
                         BANCAMERICA ROBERTSON STEPHENS
                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC
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